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                                                                   EXHIBIT 10.91

                             CYTOTHERAPEUTICS, INC.
                          701 GEORGE WASHINGTON HIGHWAY
                           LINCOLN, RHODE ISLAND 02865

                                          As of July 1, 1999

John Schwartz
110 Atherton Avenue
Atherton, California 94027


Dear John:

      This letter will confirm our agreement with respect to the amendment, with effect from July 1, 1999, of your Letter Agreement with CytoTherapeutics, Inc. (the "Company"), dated December 19, 1999 (the "Agreement").

      Section 2. "Compensation; Time Commitment" shall be modified such that subsection 2.a.(iii) shall read:

            "(iii) One Hundred Thirty Two Thousand Dollars ($132,000) per year, plus a fee of One Thousand Five Hundred Dollars ($1,500) per Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) where you are physically present, plus Five Hundred Dollars ($500) per Board meeting or Committee meeting (if held at a date and time separate from the Board meeting) held by conference call, payable quarterly in arrears (this cash compensation plus any other compensation provided for herein shall be referred to as the "Compensation"). "

      Section 2. " Compensation; Time Commitment" shall be further modified such that Subsection b. shall read:

            "b. As Chairman of the Board of Directors, you will be expected to devote no less than thirty (30) business days per calendar quarter to the performance of your duties and responsibilities collectively under this Agreement and the Consulting Agreement (hereinafter "Duties and Responsibilities"). In the event you devote more than thirty (30) days in any calendar quarter to the performance of your


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                                                                John J. Schwartz
                                                                    July 1, 1999
                                                                          Page 2


      Duties and Responsibilities, you shall, within thirty (30) days of the end of the calendar quarter, provide an accounting to the President and Chief Executive Officer of the Company detailing the actual time spent during such preceding calendar quarter. After review and approval by the President and Chief Executive Officer of the Company you will be promptly further compensated for additional days exceeding thirty (30) in any calendar quarter at the rate of One Thousand Five Hundred Dollars ($1,500) per day. All such additional payments made shall be promptly reported by the President and Chief Executive Officer to the Compensation Committee of the Board (the "Compensation Committee") for subsequent ratification by such Compensation Committee, such ratification not to delay the payment of any such additional payments."

Except as specifically modified hereby, all other terms and conditions of the Agreement remain in full force and effect

If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding amendment of the Agreement between you and the Company on the basis set forth above as of the date first above written.

                                    Sincerely yours,
                                    CYTOTHERAPEUTICS, INC.


                                    By: __________________________________
                                          Richard M. Rose, M.D.
                                          President &
Accepted and Agreed:                      Chief Executive Officer


_______________________________
John J. Schwartz

Date: ___________________


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